Ballard Clawback Policy (October 2, 2023)

Policy and Objective
Effective October 2, 2023, the NYSE and Nasdaq amended their listing standards related to recovery of erroneously awarded executive compensation as required by SEC Rule 10D-1. These rules are required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC Exchange Act Rule 10D-1.  Under Rule 10D-1 and Nasdaq rules, recovery of erroneously awarded incentive-based compensation is required from current and former executive officers who received incentive-based compensation during the three fiscal years preceding the date on which a company is required to prepare an accounting restatement to correct a material error. Failure to adopt a compliant compensation recovery policy, disclose the policy in accordance with SEC rules, or comply with the policy’s recovery provisions can result in delisting of the company from the exchange.
The Board of Directors (the “Board”) of Ballard Power Systems Inc. (the “Corporation”) has adopted this policy (the “Policy”) to govern the recovery of incentive-based compensation from executive officers in connection with a restatement of the financial results of the Corporation.
Interpretation and application
Application
This Policy applies to the Corporation’s current and former executive officers who received incentive-based compensation during the three fiscal years preceding the date on which a company is required to prepare an accounting restatement to correct a material error. This Policy applies to incentive-based compensation received by an executive officer (a) after beginning services as an executive officer; (b) if that person served as an executive officer at any time during the performance period for such incentive-based compensation; and (c) while the Corporation had a listed class of securities on a national securities exchange. Recovery of erroneously awarded compensation is on a “no fault” basis, without regard to whether any misconduct occurred or an executive officer’s responsibility for the erroneous financial statements.
Types of Restatements
A restatement due to material noncompliance with any financial reporting requirement under the securities laws triggers application of this Policy. Recovery for restatements that correct errors that are material to previously issued financial statements (“Big R” restatements), as well as for restatements that correct errors that are not material to previously issued financial statements but would result in a material misstatement if the errors were left uncorrected in the current report or the error correction was recognized in the current period (“little r” restatements).
In determining the materiality of an error, the Board shall have regard to the facts and circumstances and existing judicial and administrative interpretations.
Look-Back Period
Incentive-based compensation received during the three completed fiscal years (including any transition periods resulting from a change in the Corporation’s fiscal year as provided in Rule 10D-1) immediately preceding the date that a restatement is required is subject to this Policy. The date that a restatement is required is the earlier of:
a)the date the Company’s board of directors, a committee of the board of directors, or the officer or officers of the Company authorized to take such action if board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement; or
b)the date a court, regulator, or other legally authorized body directs the Company to prepare the accounting restatement.
Notwithstanding the foregoing, this Policy only applies to incentive-based compensation received on or after the effective date. The Corporation’s former policy will apply to incentive-based compensation received before the effective date.
Recovery Amount Determination

The erroneously awarded incentive-based compensation subject to recovery is the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts, calculated on a pre-tax basis.
For equity awards that are incentive-based compensation, if the shares, share units or options are still held at the time of recovery, the recoverable amount is the number of shares, share units or options received in excess of the number that should have been received after applying the restated financial reporting measure. If options have been exercised, but the underlying shares have not been sold, the recoverable amount is the number of shares underlying the excess options applying the restated financial measure.
For incentive-based compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation based on the information in an accounting restatement, the recoverable amount must be determined based on a reasonable, documented estimate of the effect of the accounting restatement on the applicable measure. The Corporation shall maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.
Recovery of Amounts Paid
The Corporation shall recover erroneously awarded incentive-based compensation in compliance with this Policy, except to the extent that the Board has determined that pursuit of recovery would be impracticable because:
1.the direct expense paid to a third party to assist in enforcing the policy would exceed the amount to be recovered;
2.it would violate home country law, where that law was adopted prior to November 28, 2022, based on an opinion of counsel acceptable to Nasdaq; or
3.it would cause a retirement plan, under which benefits are broadly available to employees of the Corporation, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
Before concluding that pursuit is impracticable, the Corporation must first make a reasonable attempt to recover the incentive-based compensation, document such reasonable attempt(s) to recover, and provide that documentation to Nasdaq.
The Corporation is prohibited from indemnifying any current or former executive officer for recovered compensation.
Disclosure Requirements
The Corporation shall file this Policy as an exhibit to its Form 40-F filed with the SEC.
In addition, the Corporation shall file all disclosures required by securities laws if, during the prior fiscal year, either a triggering restatement occurred or any balance of excess incentive-based compensation was outstanding. (See Appendix for current disclosure requirements.)
Definitions
For the purposes of this Policy:
1.“effective date” means October 2, 2023.
2.“executive officer” means the Corporation’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Corporation in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policymaking functions for the Corporation. Executive officers of the Corporation’s parent(s) or subsidiaries are deemed executive officers of the Corporation if they perform such policy making functions for the Corporation. Policy-making function is not intended to include policy-making functions that are not significant.

3.“financial reporting measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Corporation’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a regulatory filing.
4.“incentive-based compensation” is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. Incentive-based compensation includes, but is not limited to:
Non-equity incentive plan awards that are earned based wholly or in part on satisfying a financial reporting measure performance goal;
Bonuses paid from a “bonus pool,” the size of which is determined based wholly or in part on satisfying a financial reporting measure performance goal;
Other cash awards based on satisfaction of a financial reporting measure performance goal;
Restricted stock, restricted stock units, performance share units, stock options, and stock appreciation rights that are granted or become vested based wholly or in part on satisfying a financial reporting measure performance goal; and
Proceeds received upon the sale of shares acquired through an incentive plan that were granted or vested based wholly or in part on satisfying a financial reporting measure performance goal.
Equity awards that vest exclusively upon completion of a specified employment period, without any performance condition, and bonus awards that are discretionary or based on subjective goals or goals unrelated to financial reporting measures, do not constitute incentive-based compensation.
5. “received” Incentive-based compensation is deemed received in the Corporation’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.
General
The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy and may delegate any or all of its duties and responsibilities under this Policy to the Audit Committee and/or People & Compensation Committee, in which case any reference to the “Board” in this Policy shall be to such committees.
This Policy shall not be deemed to contradict the existing terms of any outstanding agreements, plans, programs or other arrangements pursuant to which performance-based compensation may be awarded or paid by the Corporation and shall supersede any such agreements, plans, programs or other arrangements to the extent of any inconsistency with this Policy.
The remedies available under this Policy shall not be exhaustive and nothing herein shall preclude the Corporation from taking any disciplinary actions in respect of the acts or conduct of an executive officer as the Corporation deems appropriate in the circumstances, up to and including termination of employment, as well as any other remedies or recourses available to the Corporation. The provisions of this Policy are in addition to (and not in lieu of) any rights to repayment the Corporation may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable laws.
This Policy may be amended or restated by the Board from time to time to ensure compliance with applicable securities regulations and exchange rules and policies, and it may be supplemented by,

among other things, more specific procedures and standards as well as amendments to the applicable compensation agreements, plans, programs or other arrangements of the Corporation.
This Policy was approved by the Board of Directors of the Corporation on September 6, 2023.

Appendix
SEC rules require disclosure pursuant to Item 402 of Regulation S-K of the following items, among others, if, during the prior fiscal year, either a triggering restatement occurred or any balance of excess incentive-based compensation was outstanding:
•The date on which the listed issuer was required to prepare an accounting restatement and the aggregate dollar amount of erroneously awarded compensation attributable to such accounting restatement (including an analysis of how the recoverable amount was calculated) or, if the amount has not yet been determined, an explanation of the reasons and disclosure of the amount and related disclosures in the next filing that is subject to Item 402 of Regulation S-K;
•The aggregate dollar amount of erroneously awarded compensation that remains outstanding at the end of its last completed fiscal year;
•If the financial reporting measure related to a stock price or total shareholder return metric, the estimates used to determine the amount of erroneously awarded compensation attributable to such accounting restatement and an explanation of the methodology used for such estimates;
•If recovery would be impracticable, for each current and former named executive officer and for all other current and former executive officers as a group, disclose the amount of recovery forgone and a brief description of the reason the listed registrant decided in each case not to pursue recovery; and
•For each current and former named executive officer, disclose the amount of erroneously awarded compensation still owed that had been outstanding for 180 days or longer since the date the issuer determined the amount owed.